Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke Director, Investor Relations (281) 492-5370
DIAMOND OFFSHORE ANNOUNCES
ORDER FOR THIRD ULTRA-DEEPWATER DRILLSHIP
Houston, Texas, May 19, 2011 — Diamond Offshore Drilling, Inc. (NYSE:DO) today announced that a subsidiary, Diamond Offshore Drilling Limited, has exercised its option to build a third ultra-deepwater drillship with Hyundai Heavy Industries Co., Ltd. with delivery scheduled for the second quarter of 2014. Total cost, including commissioning, spares and project management, is estimated to be approximately $610 million and is anticipated to be paid out of cash flow and available funds.
Like its previously announced sister drillships, the new unit will be dynamically-positioned, have a seven ram blow-out preventer, dual activity capability, five mud pumps and a maximum hook-load capacity of 1,250 tons. The unit will be designed for operations in up to 12,000 feet of water.
Diamond Offshore President and Chief Executive Officer Larry Dickerson said: “The addition of this third new drillship is part of our ongoing effort to provide multiple ultra-deepwater options to our customers, allowing state of the art drilling with Diamond Offshore’s high standards of systems integrity, safety and operational excellence. Including our acquisitions of the Ocean Courage and Ocean Valor, we have over the past two years increased our ultra-deepwater fleet by five units. Coupled with the Ocean Confidence, Ocean Endeavor and Ocean Monarch, Diamond Offshore will be able to provide eight rigs for the growing 10,000 foot and deeper market.”
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include, without limitation, statements concerning future costs, sources of funds, timing of delivery and future returns, and are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website

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www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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